UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D/A
Under the Securities Exchange Act of 1934 (Amendment No. 3)*
INVITROGEN CORPORATION

(Name of Issuer)
Common Stock, $0.01 Par Value

(Title of Class of Securities)
46185R100

(CUSIP Number)
Peter A. Nussbaum, Esq.
S.A.C. Capital Advisors, LLC
72 Cummings Point Road
Stamford, CT 06902
(203) 890-2000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
August 18, 2008

(Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: ☐
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D/A

CUSIP No.	46185R100	Page	2	of	12	Pages

1	NAME OF REPORTING PERSON S.A.C. Capital Advisors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		138,330(see Item 5)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

138,330(see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

138,330(see Item 5)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.1%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

00

CUSIP No.	46185R100	Page	3	of	12	Pages

1	NAME OF REPORTING PERSON S.A.C. Capital Management, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		138,330(see Item 5)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

138,330(see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

138,330(see Item 5)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.1%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

00

CUSIP No.	46185R100	Page	4	of	12	Pages

1	NAME OF REPORTING PERSON CR Intrinsic Investors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,960,827* (see Item 5)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

2,960,827* (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,960,827* (see Item 5)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.2%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

00

CUSIP No.	46185R100	Page	5	of	12	Pages

1	NAME OF REPORTING PERSON CR Intrinsic Investments, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Anguilla

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,960,827* (see Item 5)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

2,960,827* (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,960,827* (see Item 5)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.2%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

00

CUSIP No.	46185R100	Page	6	of	12	Pages

1	NAME OF REPORTING PERSON Sigma Capital Management, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		650,000 (see Item 5)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

650,000 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

650,000 (see Item 5)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.7%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

00

CUSIP No.	46185R100	Page	7	of	12	Pages

1	NAME OF REPORTING PERSON Steven A. Cohen

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,749,157 * (see Item 5)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

3,749,157 * (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,749,157 * (see Item 5)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.1%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13D/A (this “Amendment No. 3”) amends the Schedule 13D filed on July 1, 2008 (the “Original Schedule 13D”), as amended by the Schedule 13D/A filed on July 28, 2008 (the “Amendment No. 1”) and the Schedule 13D/A filed on August 12, 2008 (“Amendment No. 2”) (the Original Schedule 13D, Amendment No. 1, Amendment No. 2, and this Amendment No. 3 are collectively referred to herein as the “Schedule 13D”). This Amendment No. 3 relates to shares of common stock, $0.01 par value per share, of Invitrogen Corporation, a Delaware corporation (the “Issuer”). Unless the context otherwise requires, references herein to the “Common Stock” are to such common stock of the Issuer.
Item 3. Source and Amount of Funds or Other Consideration.
Item 3 of Schedule 13D is hereby amended and restated in its entirety as follows:
     The Reporting Persons expended an aggregate of approximately $146,387,368 of investment capital to purchase the 3,749,157* shares of Common Stock. Such transactions were effected in open market purchases and acquired in the ordinary course of business and are held by SAC Associates, SAC MultiQuant, CR Intrinsic Investments, SAC Select and Sigma Capital Associates in commingled margin accounts, maintained at Goldman Sachs & Co., Morgan Stanley & Co., and Credit Suisse First Boston, which may extend margin credit to the Reporting Persons as and when required to open or carry positions in the margin accounts, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the account. The margin accounts may from time to time have debit balances. Since other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the shares of Common Stock reported herein.
Item 5. Interest in Securities of the Issuer.
Item 5 of Schedule 13D is hereby amended and restated in its entirety as follows:
     (a) As of the close of business on August 19, 2008, the Reporting Persons beneficially owned an aggregate of 3,749,157* shares of Common Stock, representing approximately 4.1%* of the shares of Common Stock outstanding. The percentages used herein are based upon the 92,310,158 shares of Common Stock outstanding as of August 4, 2008 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with Securities and Exchange Commission (the “SEC”) on August 8, 2008.
     SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, Sigma Capital Management and Mr. Cohen own directly no shares of Common Stock. Pursuant to investment management agreements, each of SAC Capital Advisors and SAC Capital Management hold all investment and voting power with respect to securities held by SAC Associates, SAC MultiQuant and SAC Select. Pursuant to an investment management agreement, CR Intrinsic Investors holds all investment and voting power with respect to securities held by CR Intrinsic

Investments. Pursuant to an investment management agreement, Sigma Capital Management holds all investment and voting power with respect to securities held by Sigma Capital Associates. Mr. Cohen, through one or more intermediary holding companies, controls SAC Capital Advisors, SAC Capital Management, Sigma Capital Management and CR Intrinsic Investors. CR Intrinsic Investments is a wholly owned subsidiary of SAC Associates. By reason of the provisions of Rule 13d-3 of the Act, as amended, each of SAC Capital Advisors, SAC Capital Management, and Mr. Cohen may be deemed to own beneficially 138,330 shares of Common Stock (constituting 0.1% of the shares of Common Stock outstanding), each of Sigma Capital Management and Mr. Cohen may be deemed to own beneficially 650,000 shares of Common Stock (constituting approximately 0.7% of the shares of Common Stock outstanding) and each of CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 2,960,827* shares of Common Stock (constituting approximately 3.2%* of the shares of Common Stock outstanding).

* Includes 150,000 shares of Common Stock subject to call options held by CR Intrinsic Investments.
     (b) None of the Reporting Persons has sole power to vote or direct the vote or sole power to dispose or direct the disposition of shares of Common Stock.
     (i) SAC Capital Advisors has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 138,330 shares of Common Stock, constituting 0.1% of such class of securities;
     (ii) SAC Capital Management has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 138,330 shares of Common Stock, constituting 0.1% of such class of securities;
     (iii) Sigma Capital Management has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 650,000 shares of Common Stock, constituting 0.7% of such class of securities;
     (iv) CR Intrinsic Investors has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 2,960,827* shares of Common Stock, constituting 3.2%* of such class of securities;
     (v) CR Intrinsic Investments has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 2,960,827* shares of Common Stock, constituting 3.2%* of such class of securities; and
     (vi) Steven A. Cohen has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 3,749,157* shares of Common Stock, constituting approximately 4.1%* of such class of securities.
     (c) Information concerning transactions in the shares of Common Stock effected by the Reporting Persons since the filing of the Amendment No. 2 is set forth on Schedule A hereto and is incorporated herein by reference. All of such transactions were effected in open market transactions through various brokerage entities on the Nasdaq Stock Market.

     (d) No person other than SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, CR Intrinsic Investments, Sigma Capital Management and Steven A. Cohen is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock directly beneficially owned by SAC Associates, SAC MultiQuant, SAC Select, Sigma Capital Associates and CR Intrinsic Investments.
     (e) On August 12, 2008, the Reporting Persons ceased to be the beneficial owners of more than five percent (5%) of the Common Stock.
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.
Item 6 of Schedule 13D is hereby amended and restated in its entirety as follows:
     Other than as described herein, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Persons and any other person with respect to the securities of the Issuer.
     As noted in Item 5 above, CR Intrinsic Investments holds call options to acquire an aggregate of 150,000 shares of Common Stock. Such options have an expiration date of November 22, 2008. These call options are included in the beneficial ownership amounts reported on this Schedule 13D.
     The Reporting Persons may, from time to time, enter into and dispose of cash-settled equity swaps or other similar derivative transactions with one or more counterparties that are based upon the value of shares of Common Stock, which transactions may be significant in amount. The profit, loss and/or return on such contracts may be wholly or partially dependent on the market value of the shares of Common Stock, the relative value of shares of Common Stock in comparison to one or more other financial instruments, indexes or securities, a basket or group of securities in which shares of Common Stock may be included, or a combination of any of the foregoing. In addition to the shares of Common Stock reported herein by the Reporting Persons, through such contracts SAC MultiQuant has long economic exposure to 57,294 shares of Common Stock, and S.A.C. Meridian Fund, LLC, an affiliate of reporting persons, has long economic exposure to 15,700 shares of Common Stock and short economic exposure to 100 shares of Common Stock. In addition, CR Intrinsic Investments has short economic exposure to 150,000 shares of Common Stock subject to put options. These contracts do not give the Reporting Persons direct or indirect voting, investment or dispositive control over any securities of the Issuer and do not require the counterparties thereto to acquire, hold, vote or dispose of any securities of the Issuer. Accordingly, the Reporting Persons disclaim any beneficial ownership in any securities that may be referenced in such contracts or that may be held from time to time by any counterparties to such contracts.

Item 7. Material to be filed as Exhibits.
1. Schedule A — Trading History

SIGNATURES
     After reasonable inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.
Dated: August 20, 2008

S.A.C. CAPITAL ADVISORS, LLC
By:	/s/ Peter Nussbaum
	Name:	Peter Nussbaum
	Title:	Authorized Person

S.A.C. CAPITAL MANAGEMENT, LLC
By:	/s/ Peter Nussbaum
	Name:	Peter Nussbaum
	Title:	Authorized Person

CR INTRINSIC INVESTORS, LLC
By:	/s/ Peter Nussbaum
	Name:	Peter Nussbaum
	Title:	Authorized Person

CR INTRINSIC INVESTMENTS, LLC
By:	/s/ Peter Nussbaum
	Name:	Peter Nussbaum
	Title:	Authorized Person

SIGMA CAPITAL MANAGEMENT, LLC
By:	/s/ Peter Nussbaum
	Name:	Peter Nussbaum
	Title:	Authorized Person

STEVEN A. COHEN
By:	/s/ Peter Nussbaum
	Name:	Peter Nussbaum
	Title:	Authorized Person

Schedule A
TRADING HISTORY, INVITROGEN CORPORATION

Date	Company Name	Amount	Price Per Share ($)
8/12/2008	S.A.C. Capital Associates, LLC	-200	43.23
8/12/2008	Sigma Capital Associates, LLC	-800	43.24
8/12/2008	S.A.C. Capital Associates, LLC	-2600	43.25
8/12/2008	Sigma Capital Associates, LLC	-173	43.25
8/12/2008	S.A.C. Capital Associates, LLC	-50	43.2525
8/12/2008	S.A.C. Capital Associates, LLC	-1250	43.255
8/12/2008	S.A.C. Capital Associates, LLC	-400	43.2575
8/12/2008	S.A.C. Capital Associates, LLC	-1700	43.258
8/12/2008	S.A.C. Capital Associates, LLC	-1400	43.26
8/12/2008	Sigma Capital Associates, LLC	-1700	43.26
8/12/2008	S.A.C. Capital Associates, LLC	-300	43.265
8/12/2008	S.A.C. Capital Associates, LLC	-100	43.266
8/12/2008	S.A.C. Capital Associates, LLC	-200	43.27
8/12/2008	S.A.C. Capital Associates, LLC	-200	43.274
8/12/2008	S.A.C. Capital Associates, LLC	-100	43.276
8/12/2008	S.A.C. Capital Associates, LLC	-100	43.28
8/12/2008	S.A.C. Capital Associates, LLC	-200	43.285
8/12/2008	S.A.C. Capital Associates, LLC	-400	43.29
8/12/2008	S.A.C. Capital Associates, LLC	-200	43.295
8/12/2008	S.A.C. Capital Associates, LLC	-1000	43.3
8/12/2008	S.A.C. Capital Associates, LLC	-700	43.31
8/12/2008	Sigma Capital Associates, LLC	-200	43.31
8/12/2008	S.A.C. Capital Associates, LLC	-100	43.32
8/12/2008	S.A.C. Capital Associates, LLC	-300	43.3201
8/12/2008	S.A.C. Capital Associates, LLC	-500	43.34
8/12/2008	S.A.C. Capital Associates, LLC	-100	43.39
8/12/2008	S.A.C. Capital Associates, LLC	-100	43.41
8/12/2008	Sigma Capital Associates, LLC	-500	43.41
8/12/2008	S.A.C. Capital Associates, LLC	-100	43.42
8/12/2008	S.A.C. Capital Associates, LLC	-200	43.45
8/12/2008	S.A.C. Capital Associates, LLC	-300	43.46
8/12/2008	S.A.C. Capital Associates, LLC	-100	43.48
8/12/2008	S.A.C. Capital Associates, LLC	-100	43.485
8/12/2008	S.A.C. Capital Associates, LLC	-100	43.51
8/12/2008	S.A.C. Capital Associates, LLC	-300	43.53
8/12/2008	S.A.C. Capital Associates, LLC	-100	43.56
8/12/2008	S.A.C. Capital Associates, LLC	-100	43.57
8/12/2008	Sigma Capital Associates, LLC	-1000	43.57
8/12/2008	S.A.C. Capital Associates, LLC	-400	43.58
8/12/2008	Sigma Capital Associates, LLC	-900	43.58
8/12/2008	S.A.C. Capital Associates, LLC	-100	43.6
8/12/2008	S.A.C. Capital Associates, LLC	-100	43.6075
8/12/2008	S.A.C. Capital Associates, LLC	-100	43.61
8/12/2008	S.A.C. Capital Associates, LLC	-100	43.63

Date	Company Name	Amount	Price Per Share ($)
8/12/2008	CR Intrinsic Investments, LLC	-100	43.64
8/12/2008	S.A.C. Capital Associates, LLC	-300	43.64
8/12/2008	CR Intrinsic Investments, LLC	-300	43.65
8/12/2008	S.A.C. MultiQuant Fund, LLC	-800	43.65
8/12/2008	S.A.C. Capital Associates, LLC	-100	43.66
8/12/2008	Sigma Capital Associates, LLC	-400	43.66
8/12/2008	CR Intrinsic Investments, LLC	-300	43.665
8/12/2008	CR Intrinsic Investments, LLC	-200	43.67
8/12/2008	S.A.C. MultiQuant Fund, LLC	-100	43.68
8/12/2008	CR Intrinsic Investments, LLC	-700	43.69
8/12/2008	S.A.C. MultiQuant Fund, LLC	-200	43.69
8/12/2008	Sigma Capital Associates, LLC	-832	43.69
8/12/2008	CR Intrinsic Investments, LLC	-400	43.695
8/12/2008	CR Intrinsic Investments, LLC	-200	43.7
8/12/2008	S.A.C. MultiQuant Fund, LLC	-300	43.7
8/12/2008	CR Intrinsic Investments, LLC	-200	43.71
8/12/2008	S.A.C. MultiQuant Fund, LLC	-300	43.71
8/12/2008	Sigma Capital Associates, LLC	-1068	43.71
8/12/2008	CR Intrinsic Investments, LLC	-200	43.72
8/12/2008	S.A.C. MultiQuant Fund, LLC	-300	43.72
8/12/2008	Sigma Capital Associates, LLC	-700	43.72
8/12/2008	CR Intrinsic Investments, LLC	-500	43.725
8/12/2008	Sigma Capital Associates, LLC	-100	43.725
8/12/2008	CR Intrinsic Investments, LLC	-1100	43.73
8/12/2008	S.A.C. MultiQuant Fund, LLC	-600	43.73
8/12/2008	Sigma Capital Associates, LLC	-800	43.73
8/12/2008	CR Intrinsic Investments, LLC	-1700	43.74
8/12/2008	S.A.C. MultiQuant Fund, LLC	-200	43.74
8/12/2008	Sigma Capital Associates, LLC	-600	43.74
8/12/2008	CR Intrinsic Investments, LLC	-1400	43.745
8/12/2008	CR Intrinsic Investments, LLC	-7461	43.75
8/12/2008	S.A.C. MultiQuant Fund, LLC	-1400	43.75
8/12/2008	CR Intrinsic Investments, LLC	-28800	43.755
8/12/2008	CR Intrinsic Investments, LLC	-5966	43.76
8/12/2008	S.A.C. MultiQuant Fund, LLC	-1500	43.76
8/12/2008	Sigma Capital Associates, LLC	-2194	43.76
8/12/2008	S.A.C. Capital Associates, LLC	-100	43.765
8/12/2008	CR Intrinsic Investments, LLC	-5335	43.77
8/12/2008	S.A.C. Capital Associates, LLC	-300	43.77
8/12/2008	S.A.C. MultiQuant Fund, LLC	-1000	43.77
8/12/2008	Sigma Capital Associates, LLC	-2506	43.77
8/12/2008	CR Intrinsic Investments, LLC	-1435	43.775
8/12/2008	CR Intrinsic Investments, LLC	-2375	43.78
8/12/2008	S.A.C. MultiQuant Fund, LLC	-700	43.78
8/12/2008	Sigma Capital Associates, LLC	-1400	43.78
8/12/2008	CR Intrinsic Investments, LLC	-200	43.785
8/12/2008	CR Intrinsic Investments, LLC	-200	43.786
8/12/2008	CR Intrinsic Investments, LLC	-3120	43.79
8/12/2008	S.A.C. Capital Associates, LLC	-200	43.79
8/12/2008	S.A.C. MultiQuant Fund, LLC	-500	43.79

Date	Company Name	Amount	Price Per Share ($)
8/12/2008	Sigma Capital Associates, LLC	-800	43.79
8/12/2008	CR Intrinsic Investments, LLC	-600	43.795
8/12/2008	CR Intrinsic Investments, LLC	-5400	43.8
8/12/2008	S.A.C. Capital Associates, LLC	-200	43.8
8/12/2008	S.A.C. MultiQuant Fund, LLC	-2700	43.8
8/12/2008	Sigma Capital Associates, LLC	-11811	43.8
8/12/2008	CR Intrinsic Investments, LLC	-900	43.805
8/12/2008	CR Intrinsic Investments, LLC	-2400	43.81
8/12/2008	S.A.C. MultiQuant Fund, LLC	-600	43.81
8/12/2008	Sigma Capital Associates, LLC	-1300	43.81
8/12/2008	CR Intrinsic Investments, LLC	-900	43.815
8/12/2008	Sigma Capital Associates, LLC	-100	43.815
8/12/2008	S.A.C. MultiQuant Fund, LLC	36	43.82
8/12/2008	CR Intrinsic Investments, LLC	-1800	43.82
8/12/2008	S.A.C. MultiQuant Fund, LLC	-2450	43.82
8/12/2008	Sigma Capital Associates, LLC	-1100	43.82
8/12/2008	CR Intrinsic Investments, LLC	-900	43.825
8/12/2008	CR Intrinsic Investments, LLC	-1400	43.83
8/12/2008	S.A.C. Capital Associates, LLC	-200	43.83
8/12/2008	S.A.C. MultiQuant Fund, LLC	-1500	43.83
8/12/2008	Sigma Capital Associates, LLC	-2200	43.83
8/12/2008	CR Intrinsic Investments, LLC	-1500	43.835
8/12/2008	S.A.C. MultiQuant Fund, LLC	300	43.84
8/12/2008	CR Intrinsic Investments, LLC	-3000	43.84
8/12/2008	S.A.C. Capital Associates, LLC	-300	43.84
8/12/2008	S.A.C. MultiQuant Fund, LLC	-1000	43.84
8/12/2008	Sigma Capital Associates, LLC	-100	43.84
8/12/2008	CR Intrinsic Investments, LLC	-3100	43.85
8/12/2008	S.A.C. Capital Associates, LLC	-300	43.85
8/12/2008	S.A.C. MultiQuant Fund, LLC	-800	43.85
8/12/2008	Sigma Capital Associates, LLC	-9189	43.85
8/12/2008	CR Intrinsic Investments, LLC	-1500	43.855
8/12/2008	CR Intrinsic Investments, LLC	-1400	43.86
8/12/2008	Sigma Capital Associates, LLC	-900	43.86
8/12/2008	CR Intrinsic Investments, LLC	-600	43.865
8/12/2008	S.A.C. MultiQuant Fund, LLC	200	43.87
8/12/2008	CR Intrinsic Investments, LLC	-2000	43.87
8/12/2008	S.A.C. MultiQuant Fund, LLC	-100	43.87
8/12/2008	CR Intrinsic Investments, LLC	-1600	43.875
8/12/2008	S.A.C. MultiQuant Fund, LLC	100	43.88
8/12/2008	CR Intrinsic Investments, LLC	-1300	43.88
8/12/2008	S.A.C. MultiQuant Fund, LLC	-200	43.88
8/12/2008	Sigma Capital Associates, LLC	-500	43.88
8/12/2008	CR Intrinsic Investments, LLC	-1600	43.885
8/12/2008	S.A.C. MultiQuant Fund, LLC	300	43.89
8/12/2008	CR Intrinsic Investments, LLC	-986	43.89
8/12/2008	S.A.C. MultiQuant Fund, LLC	-100	43.89
8/12/2008	Sigma Capital Associates, LLC	-1207	43.89
8/12/2008	CR Intrinsic Investments, LLC	-7800	43.9
8/12/2008	S.A.C. Capital Associates, LLC	-100	43.9

Date	Company Name	Amount	Price Per Share ($)
8/12/2008	S.A.C. MultiQuant Fund, LLC	-200	43.9
8/12/2008	CR Intrinsic Investments, LLC	-1700	43.905
8/12/2008	S.A.C. MultiQuant Fund, LLC	100	43.91
8/12/2008	CR Intrinsic Investments, LLC	-26900	43.91
8/12/2008	S.A.C. MultiQuant Fund, LLC	-200	43.91
8/12/2008	Sigma Capital Associates, LLC	-900	43.91
8/12/2008	CR Intrinsic Investments, LLC	-4800	43.915
8/12/2008	S.A.C. MultiQuant Fund, LLC	-100	43.915
8/12/2008	S.A.C. MultiQuant Fund, LLC	450	43.92
8/12/2008	CR Intrinsic Investments, LLC	-34038	43.92
8/12/2008	S.A.C. MultiQuant Fund, LLC	-400	43.92
8/12/2008	Sigma Capital Associates, LLC	-1000	43.92
8/12/2008	CR Intrinsic Investments, LLC	-8200	43.925
8/12/2008	S.A.C. MultiQuant Fund, LLC	-100	43.925
8/12/2008	CR Intrinsic Investments, LLC	-46032	43.93
8/12/2008	S.A.C. Capital Associates, LLC	-300	43.93
8/12/2008	S.A.C. MultiQuant Fund, LLC	-800	43.93
8/12/2008	Sigma Capital Associates, LLC	-2800	43.93
8/12/2008	CR Intrinsic Investments, LLC	-7400	43.935
8/12/2008	S.A.C. MultiQuant Fund, LLC	100	43.94
8/12/2008	CR Intrinsic Investments, LLC	-33826	43.94
8/12/2008	S.A.C. Capital Associates, LLC	-200	43.94
8/12/2008	S.A.C. MultiQuant Fund, LLC	-100	43.94
8/12/2008	Sigma Capital Associates, LLC	-2600	43.94
8/12/2008	CR Intrinsic Investments, LLC	-1742	43.945
8/12/2008	S.A.C. MultiQuant Fund, LLC	-200	43.945
8/12/2008	CR Intrinsic Investments, LLC	-3100	43.95
8/12/2008	S.A.C. MultiQuant Fund, LLC	-500	43.95
8/12/2008	Sigma Capital Associates, LLC	-3293	43.95
8/12/2008	CR Intrinsic Investments, LLC	-200	43.955
8/12/2008	S.A.C. MultiQuant Fund, LLC	-200	43.955
8/12/2008	S.A.C. MultiQuant Fund, LLC	100	43.96
8/12/2008	CR Intrinsic Investments, LLC	-5000	43.96
8/12/2008	S.A.C. MultiQuant Fund, LLC	-500	43.96
8/12/2008	Sigma Capital Associates, LLC	-1900	43.96
8/12/2008	CR Intrinsic Investments, LLC	-200	43.965
8/12/2008	S.A.C. MultiQuant Fund, LLC	-100	43.965
8/12/2008	S.A.C. MultiQuant Fund, LLC	100	43.97
8/12/2008	CR Intrinsic Investments, LLC	-1500	43.97
8/12/2008	S.A.C. MultiQuant Fund, LLC	-946	43.97
8/12/2008	Sigma Capital Associates, LLC	-900	43.97
8/12/2008	CR Intrinsic Investments, LLC	-2300	43.975
8/12/2008	S.A.C. MultiQuant Fund, LLC	-300	43.975
8/12/2008	S.A.C. MultiQuant Fund, LLC	200	43.98
8/12/2008	CR Intrinsic Investments, LLC	-2200	43.98
8/12/2008	S.A.C. Capital Associates, LLC	-500	43.98
8/12/2008	S.A.C. MultiQuant Fund, LLC	-1054	43.98
8/12/2008	Sigma Capital Associates, LLC	-200	43.98
8/12/2008	CR Intrinsic Investments, LLC	-400	43.985
8/12/2008	CR Intrinsic Investments, LLC	-1700	43.99

Date	Company Name	Amount	Price Per Share ($)
8/12/2008	S.A.C. MultiQuant Fund, LLC	-400	43.99
8/12/2008	CR Intrinsic Investments, LLC	-1200	43.995
8/12/2008	CR Intrinsic Investments, LLC	-9284	44
8/12/2008	S.A.C. MultiQuant Fund, LLC	-1800	44
8/12/2008	Sigma Capital Associates, LLC	-2200	44
8/12/2008	CR Intrinsic Investments, LLC	-800	44.005
8/12/2008	CR Intrinsic Investments, LLC	-400	44.01
8/12/2008	S.A.C. MultiQuant Fund, LLC	-900	44.01
8/12/2008	CR Intrinsic Investments, LLC	-700	44.015
8/12/2008	CR Intrinsic Investments, LLC	-100	44.02
8/12/2008	S.A.C. MultiQuant Fund, LLC	-300	44.02
8/12/2008	CR Intrinsic Investments, LLC	-300	44.03
8/12/2008	S.A.C. MultiQuant Fund, LLC	-700	44.03
8/12/2008	Sigma Capital Associates, LLC	-534	44.03
8/12/2008	CR Intrinsic Investments, LLC	-600	44.035
8/12/2008	S.A.C. MultiQuant Fund, LLC	-200	44.04
8/12/2008	Sigma Capital Associates, LLC	-466	44.04
8/12/2008	CR Intrinsic Investments, LLC	-500	44.05
8/12/2008	CR Intrinsic Investments, LLC	-500	44.06
8/12/2008	S.A.C. MultiQuant Fund, LLC	-100	44.06
8/12/2008	Sigma Capital Associates, LLC	-400	44.06
8/12/2008	CR Intrinsic Investments, LLC	-400	44.065
8/12/2008	CR Intrinsic Investments, LLC	-400	44.07
8/12/2008	S.A.C. MultiQuant Fund, LLC	-400	44.07
8/12/2008	CR Intrinsic Investments, LLC	-600	44.075
8/12/2008	CR Intrinsic Investments, LLC	-100	44.08
8/12/2008	S.A.C. MultiQuant Fund, LLC	-200	44.08
8/12/2008	S.A.C. MultiQuant Fund, LLC	-500	44.09
8/13/2008	S.A.C. Capital Associates, LLC	-3737	43
8/13/2008	S.A.C. Capital Associates, LLC	-200	43.01
8/13/2008	S.A.C. Capital Associates, LLC	-200	43.02
8/13/2008	CR Intrinsic Investments, LLC	-600	43.03
8/13/2008	S.A.C. Capital Associates, LLC	-600	43.03
8/13/2008	CR Intrinsic Investments, LLC	-800	43.04
8/13/2008	S.A.C. Capital Associates, LLC	-100	43.04
8/13/2008	CR Intrinsic Investments, LLC	-600	43.05
8/13/2008	S.A.C. Capital Associates, LLC	-100	43.05
8/13/2008	CR Intrinsic Investments, LLC	-3433	43.06
8/13/2008	S.A.C. Capital Associates, LLC	-400	43.06
8/13/2008	CR Intrinsic Investments, LLC	-100	43.065
8/13/2008	CR Intrinsic Investments, LLC	-2776	43.07
8/13/2008	S.A.C. Capital Associates, LLC	-257	43.07
8/13/2008	CR Intrinsic Investments, LLC	-100	43.075
8/13/2008	CR Intrinsic Investments, LLC	-1384	43.08
8/13/2008	S.A.C. Capital Associates, LLC	-400	43.08
8/13/2008	CR Intrinsic Investments, LLC	-200	43.085
8/13/2008	CR Intrinsic Investments, LLC	-1800	43.09
8/13/2008	S.A.C. Capital Associates, LLC	-4006	43.09
8/13/2008	CR Intrinsic Investments, LLC	-100	43.095
8/13/2008	CR Intrinsic Investments, LLC	-4256	43.1

Date	Company Name	Amount	Price Per Share ($)
8/13/2008	CR Intrinsic Investments, LLC	-200	43.105
8/13/2008	CR Intrinsic Investments, LLC	-2917	43.11
8/13/2008	CR Intrinsic Investments, LLC	-243	43.12
8/13/2008	CR Intrinsic Investments, LLC	-100	43.13
8/13/2008	CR Intrinsic Investments, LLC	-700	43.14
8/13/2008	CR Intrinsic Investments, LLC	-100	43.146
8/13/2008	CR Intrinsic Investments, LLC	-200	43.1475
8/13/2008	CR Intrinsic Investments, LLC	-4100	43.15
8/13/2008	CR Intrinsic Investments, LLC	-500	43.155
8/13/2008	CR Intrinsic Investments, LLC	-700	43.16
8/13/2008	CR Intrinsic Investments, LLC	-100	43.165
8/13/2008	CR Intrinsic Investments, LLC	-400	43.17
8/13/2008	CR Intrinsic Investments, LLC	-800	43.2
8/13/2008	CR Intrinsic Investments, LLC	-600	43.21
8/13/2008	CR Intrinsic Investments, LLC	-700	43.22
8/13/2008	CR Intrinsic Investments, LLC	-400	43.23
8/13/2008	CR Intrinsic Investments, LLC	-700	43.24
8/13/2008	CR Intrinsic Investments, LLC	-600	43.25
8/13/2008	CR Intrinsic Investments, LLC	-500	43.28
8/13/2008	CR Intrinsic Investments, LLC	-732	43.29
8/13/2008	S.A.C. MultiQuant Fund, LLC	-100	43.29
8/13/2008	CR Intrinsic Investments, LLC	-9020	43.3
8/13/2008	S.A.C. MultiQuant Fund, LLC	-200	43.3
8/13/2008	CR Intrinsic Investments, LLC	-300	43.302
8/13/2008	CR Intrinsic Investments, LLC	-700	43.305
8/13/2008	CR Intrinsic Investments, LLC	-100	43.3075
8/13/2008	CR Intrinsic Investments, LLC	-700	43.308
8/13/2008	CR Intrinsic Investments, LLC	-3312	43.31
8/13/2008	S.A.C. MultiQuant Fund, LLC	-100	43.31
8/13/2008	CR Intrinsic Investments, LLC	-500	43.315
8/13/2008	CR Intrinsic Investments, LLC	-200	43.318
8/13/2008	CR Intrinsic Investments, LLC	-3979	43.32
8/13/2008	CR Intrinsic Investments, LLC	-401	43.325
8/13/2008	CR Intrinsic Investments, LLC	-400	43.326
8/13/2008	CR Intrinsic Investments, LLC	-100	43.327
8/13/2008	CR Intrinsic Investments, LLC	-300	43.3275
8/13/2008	CR Intrinsic Investments, LLC	-3538	43.33
8/13/2008	CR Intrinsic Investments, LLC	-1856	43.34
8/13/2008	S.A.C. Capital Associates, LLC	-12200	43.3408
8/13/2008	CR Intrinsic Investments, LLC	-300	43.345
8/13/2008	CR Intrinsic Investments, LLC	-100	43.347
8/13/2008	CR Intrinsic Investments, LLC	-8169	43.35
8/13/2008	S.A.C. MultiQuant Fund, LLC	-200	43.35
8/13/2008	CR Intrinsic Investments, LLC	-3417	43.355
8/13/2008	CR Intrinsic Investments, LLC	-200	43.357
8/13/2008	CR Intrinsic Investments, LLC	-100	43.3575
8/13/2008	CR Intrinsic Investments, LLC	-3119	43.36
8/13/2008	S.A.C. MultiQuant Fund, LLC	-100	43.36
8/13/2008	CR Intrinsic Investments, LLC	-500	43.365
8/13/2008	CR Intrinsic Investments, LLC	-100	43.3675

Date	Company Name	Amount	Price Per Share ($)
8/13/2008	CR Intrinsic Investments, LLC	-300	43.368
8/13/2008	CR Intrinsic Investments, LLC	-3417	43.37
8/13/2008	S.A.C. MultiQuant Fund, LLC	-200	43.37
8/13/2008	CR Intrinsic Investments, LLC	-100	43.374
8/13/2008	CR Intrinsic Investments, LLC	-300	43.375
8/13/2008	CR Intrinsic Investments, LLC	-2488	43.38
8/13/2008	S.A.C. MultiQuant Fund, LLC	-200	43.38
8/13/2008	CR Intrinsic Investments, LLC	-1000	43.385
8/13/2008	CR Intrinsic Investments, LLC	-200	43.388
8/13/2008	CR Intrinsic Investments, LLC	-2000	43.39
8/13/2008	S.A.C. MultiQuant Fund, LLC	-100	43.39
8/13/2008	CR Intrinsic Investments, LLC	-600	43.395
8/13/2008	CR Intrinsic Investments, LLC	-21400	43.4
8/13/2008	CR Intrinsic Investments, LLC	-2200	43.405
8/13/2008	CR Intrinsic Investments, LLC	-175	43.4075
8/13/2008	CR Intrinsic Investments, LLC	-100	43.408
8/13/2008	CR Intrinsic Investments, LLC	-3600	43.41
8/13/2008	CR Intrinsic Investments, LLC	-425	43.415
8/13/2008	CR Intrinsic Investments, LLC	-200	43.4175
8/13/2008	CR Intrinsic Investments, LLC	-100	43.418
8/13/2008	CR Intrinsic Investments, LLC	-100	43.419
8/13/2008	CR Intrinsic Investments, LLC	-2234	43.42
8/13/2008	CR Intrinsic Investments, LLC	-1900	43.425
8/13/2008	CR Intrinsic Investments, LLC	-200	43.426
8/13/2008	CR Intrinsic Investments, LLC	-500	43.4275
8/13/2008	CR Intrinsic Investments, LLC	-300	43.428
8/13/2008	S.A.C. MultiQuant Fund, LLC	1	43.43
8/13/2008	CR Intrinsic Investments, LLC	-1900	43.43
8/13/2008	CR Intrinsic Investments, LLC	-600	43.435
8/13/2008	CR Intrinsic Investments, LLC	-1933	43.44
8/13/2008	S.A.C. MultiQuant Fund, LLC	-1	43.44
8/13/2008	CR Intrinsic Investments, LLC	-600	43.45
8/13/2008	S.A.C. MultiQuant Fund, LLC	-3	43.45
8/13/2008	CR Intrinsic Investments, LLC	-100	43.455
8/13/2008	CR Intrinsic Investments, LLC	-1437	43.46
8/13/2008	CR Intrinsic Investments, LLC	-500	43.465
8/13/2008	CR Intrinsic Investments, LLC	-700	43.47
8/13/2008	S.A.C. MultiQuant Fund, LLC	-100	43.47
8/13/2008	CR Intrinsic Investments, LLC	-1100	43.48
8/13/2008	S.A.C. MultiQuant Fund, LLC	-500	43.48
8/13/2008	CR Intrinsic Investments, LLC	-200	43.49
8/13/2008	S.A.C. MultiQuant Fund, LLC	-100	43.49
8/13/2008	S.A.C. MultiQuant Fund, LLC	200	43.5
8/13/2008	CR Intrinsic Investments, LLC	-8800	43.5
8/13/2008	S.A.C. Capital Associates, LLC	-300	43.5
8/13/2008	S.A.C. MultiQuant Fund, LLC	-700	43.5
8/13/2008	S.A.C. Capital Associates, LLC	-100	43.503
8/13/2008	CR Intrinsic Investments, LLC	-1100	43.505
8/13/2008	S.A.C. Capital Associates, LLC	-400	43.505
8/13/2008	S.A.C. MultiQuant Fund, LLC	-100	43.505

Date	Company Name	Amount	Price Per Share ($)
8/13/2008	S.A.C. MultiQuant Fund, LLC	100	43.51
8/13/2008	CR Intrinsic Investments, LLC	-4139	43.51
8/13/2008	S.A.C. Capital Associates, LLC	-566	43.51
8/13/2008	S.A.C. MultiQuant Fund, LLC	-1700	43.51
8/13/2008	CR Intrinsic Investments, LLC	-900	43.515
8/13/2008	S.A.C. MultiQuant Fund, LLC	200	43.52
8/13/2008	CR Intrinsic Investments, LLC	-2900	43.52
8/13/2008	S.A.C. Capital Associates, LLC	-900	43.52
8/13/2008	S.A.C. MultiQuant Fund, LLC	-100	43.52
8/13/2008	CR Intrinsic Investments, LLC	-500	43.525
8/13/2008	S.A.C. MultiQuant Fund, LLC	-100	43.525
8/13/2008	S.A.C. MultiQuant Fund, LLC	100	43.53
8/13/2008	CR Intrinsic Investments, LLC	-3825	43.53
8/13/2008	S.A.C. Capital Associates, LLC	-500	43.53
8/13/2008	S.A.C. MultiQuant Fund, LLC	-374	43.53
8/13/2008	CR Intrinsic Investments, LLC	-200	43.535
8/13/2008	S.A.C. MultiQuant Fund, LLC	400	43.54
8/13/2008	CR Intrinsic Investments, LLC	-1400	43.54
8/13/2008	S.A.C. MultiQuant Fund, LLC	-200	43.54
8/13/2008	S.A.C. MultiQuant Fund, LLC	200	43.55
8/13/2008	CR Intrinsic Investments, LLC	-1874	43.55
8/13/2008	S.A.C. Capital Associates, LLC	-400	43.55
8/13/2008	S.A.C. MultiQuant Fund, LLC	-326	43.55
8/13/2008	S.A.C. Capital Associates, LLC	-200	43.555
8/13/2008	S.A.C. Capital Associates, LLC	-200	43.5575
8/13/2008	S.A.C. MultiQuant Fund, LLC	200	43.56
8/13/2008	CR Intrinsic Investments, LLC	-4200	43.56
8/13/2008	CR Intrinsic Investments, LLC	-900	43.565
8/13/2008	S.A.C. MultiQuant Fund, LLC	37	43.57
8/13/2008	CR Intrinsic Investments, LLC	-3301	43.57
8/13/2008	S.A.C. Capital Associates, LLC	-100	43.57
8/13/2008	S.A.C. MultiQuant Fund, LLC	-200	43.57
8/13/2008	CR Intrinsic Investments, LLC	-100	43.575
8/13/2008	CR Intrinsic Investments, LLC	-1900	43.58
8/13/2008	S.A.C. Capital Associates, LLC	-200	43.58
8/13/2008	S.A.C. MultiQuant Fund, LLC	-100	43.58
8/13/2008	CR Intrinsic Investments, LLC	-100	43.585
8/13/2008	S.A.C. MultiQuant Fund, LLC	503	43.59
8/13/2008	CR Intrinsic Investments, LLC	-3100	43.59
8/13/2008	S.A.C. Capital Associates, LLC	-300	43.59
8/13/2008	S.A.C. MultiQuant Fund, LLC	-200	43.59
8/13/2008	S.A.C. MultiQuant Fund, LLC	100	43.6
8/13/2008	CR Intrinsic Investments, LLC	-881	43.6
8/13/2008	S.A.C. Capital Associates, LLC	-100	43.6
8/13/2008	CR Intrinsic Investments, LLC	-3800	43.605
8/13/2008	CR Intrinsic Investments, LLC	-3719	43.61
8/13/2008	S.A.C. Capital Associates, LLC	-606	43.61
8/13/2008	S.A.C. MultiQuant Fund, LLC	-300	43.61
8/13/2008	CR Intrinsic Investments, LLC	-600	43.62
8/13/2008	S.A.C. Capital Associates, LLC	-494	43.62

Date	Company Name	Amount	Price Per Share ($)
8/13/2008	S.A.C. MultiQuant Fund, LLC	-200	43.62
8/13/2008	S.A.C. MultiQuant Fund, LLC	100	43.63
8/13/2008	CR Intrinsic Investments, LLC	-3300	43.63
8/13/2008	S.A.C. Capital Associates, LLC	-100	43.63
8/13/2008	CR Intrinsic Investments, LLC	-3965	43.64
8/13/2008	S.A.C. Capital Associates, LLC	-200	43.64
8/13/2008	S.A.C. MultiQuant Fund, LLC	-100	43.64
8/13/2008	S.A.C. MultiQuant Fund, LLC	100	43.65
8/13/2008	CR Intrinsic Investments, LLC	-2300	43.65
8/13/2008	S.A.C. Capital Associates, LLC	-300	43.65
8/13/2008	S.A.C. MultiQuant Fund, LLC	-637	43.65
8/13/2008	CR Intrinsic Investments, LLC	-2335	43.66
8/13/2008	S.A.C. Capital Associates, LLC	-400	43.66
8/13/2008	S.A.C. MultiQuant Fund, LLC	-100	43.66
8/13/2008	CR Intrinsic Investments, LLC	-100	43.67
8/13/2008	S.A.C. Capital Associates, LLC	-200	43.67
8/13/2008	S.A.C. MultiQuant Fund, LLC	300	43.68
8/13/2008	CR Intrinsic Investments, LLC	-1100	43.68
8/13/2008	S.A.C. Capital Associates, LLC	-500	43.68
8/13/2008	CR Intrinsic Investments, LLC	-900	43.69
8/13/2008	S.A.C. Capital Associates, LLC	-2695	43.69
8/13/2008	S.A.C. MultiQuant Fund, LLC	-100	43.69
8/13/2008	S.A.C. Capital Associates, LLC	-1399	43.695
8/13/2008	CR Intrinsic Investments, LLC	-463	43.7
8/13/2008	S.A.C. Capital Associates, LLC	-805	43.7
8/13/2008	S.A.C. MultiQuant Fund, LLC	-100	43.7
8/13/2008	CR Intrinsic Investments, LLC	-1300	43.71
8/13/2008	S.A.C. Capital Associates, LLC	-500	43.71
8/13/2008	S.A.C. MultiQuant Fund, LLC	-400	43.71
8/13/2008	CR Intrinsic Investments, LLC	-2400	43.72
8/13/2008	S.A.C. Capital Associates, LLC	-1335	43.72
8/13/2008	CR Intrinsic Investments, LLC	-1300	43.73
8/13/2008	S.A.C. Capital Associates, LLC	-800	43.73
8/13/2008	S.A.C. MultiQuant Fund, LLC	-100	43.73
8/13/2008	CR Intrinsic Investments, LLC	-1200	43.74
8/13/2008	S.A.C. Capital Associates, LLC	-900	43.74
8/13/2008	S.A.C. MultiQuant Fund, LLC	-400	43.74
8/13/2008	S.A.C. Capital Associates, LLC	-500	43.745
8/13/2008	CR Intrinsic Investments, LLC	-1900	43.75
8/13/2008	S.A.C. Capital Associates, LLC	-100	43.75
8/13/2008	CR Intrinsic Investments, LLC	-800	43.76
8/13/2008	CR Intrinsic Investments, LLC	-100	43.77
8/13/2008	S.A.C. Capital Associates, LLC	-300	43.77
8/13/2008	S.A.C. MultiQuant Fund, LLC	-100	43.77
8/13/2008	CR Intrinsic Investments, LLC	-100	43.78
8/13/2008	S.A.C. MultiQuant Fund, LLC	-100	43.78
8/13/2008	CR Intrinsic Investments, LLC	-100	43.79
8/13/2008	S.A.C. Capital Associates, LLC	-100	43.79
8/13/2008	CR Intrinsic Investments, LLC	-100	43.8
8/13/2008	S.A.C. Capital Associates, LLC	-1300	43.8

Date	Company Name	Amount	Price Per Share ($)
8/13/2008	S.A.C. Capital Associates, LLC	-200	43.81
8/13/2008	S.A.C. MultiQuant Fund, LLC	-100	43.81
8/13/2008	CR Intrinsic Investments, LLC	-237	43.82
8/13/2008	S.A.C. Capital Associates, LLC	-900	43.82
8/13/2008	CR Intrinsic Investments, LLC	-500	43.83
8/13/2008	S.A.C. Capital Associates, LLC	-200	43.83
8/13/2008	CR Intrinsic Investments, LLC	-100	43.84
8/13/2008	S.A.C. Capital Associates, LLC	-200	43.84
8/13/2008	CR Intrinsic Investments, LLC	-400	43.86
8/13/2008	S.A.C. MultiQuant Fund, LLC	-100	43.86
8/13/2008	S.A.C. Capital Associates, LLC	-100	43.87
8/13/2008	S.A.C. Capital Associates, LLC	-100	43.9
8/13/2008	CR Intrinsic Investments, LLC	-200	43.93
8/13/2008	CR Intrinsic Investments, LLC	-100	43.94
8/13/2008	S.A.C. Capital Associates, LLC	-300	43.94
8/13/2008	CR Intrinsic Investments, LLC	-400	43.95
8/13/2008	S.A.C. Capital Associates, LLC	-200	43.96
8/14/2008	S.A.C. MultiQuant Fund, LLC	200	42.75
8/14/2008	S.A.C. MultiQuant Fund, LLC	100	42.76
8/14/2008	S.A.C. MultiQuant Fund, LLC	100	42.77
8/14/2008	S.A.C. MultiQuant Fund, LLC	200	42.79
8/14/2008	S.A.C. MultiQuant Fund, LLC	100	42.8
8/14/2008	S.A.C. MultiQuant Fund, LLC	200	42.82
8/14/2008	S.A.C. MultiQuant Fund, LLC	100	42.86
8/14/2008	S.A.C. MultiQuant Fund, LLC	700	42.88
8/14/2008	S.A.C. MultiQuant Fund, LLC	700	42.89
8/14/2008	CR Intrinsic Investments, LLC	-100	42.89
8/14/2008	S.A.C. MultiQuant Fund, LLC	300	42.9
8/14/2008	Sigma Capital Associates, LLC	300	42.9
8/14/2008	CR Intrinsic Investments, LLC	-200	42.9
8/14/2008	S.A.C. Capital Associates, LLC	-15321	42.9
8/14/2008	S.A.C. Capital Associates, LLC	-300	42.9001
8/14/2008	S.A.C. Capital Associates, LLC	-1200	42.905
8/14/2008	S.A.C. MultiQuant Fund, LLC	100	42.91
8/14/2008	Sigma Capital Associates, LLC	3500	42.91
8/14/2008	S.A.C. Capital Associates, LLC	-5400	42.91
8/14/2008	S.A.C. Capital Associates, LLC	-400	42.9101
8/14/2008	S.A.C. Capital Associates, LLC	-200	42.915
8/14/2008	S.A.C. Capital Associates, LLC	-400	42.9175
8/14/2008	S.A.C. MultiQuant Fund, LLC	100	42.92
8/14/2008	Sigma Capital Associates, LLC	6800	42.92
8/14/2008	CR Intrinsic Investments, LLC	-212	42.92
8/14/2008	S.A.C. Capital Associates, LLC	-1106	42.92
8/14/2008	S.A.C. Capital Associates, LLC	-300	42.9201
8/14/2008	S.A.C. Capital Associates, LLC	-500	42.925
8/14/2008	S.A.C. MultiQuant Fund, LLC	200	42.93
8/14/2008	Sigma Capital Associates, LLC	700	42.93
8/14/2008	CR Intrinsic Investments, LLC	-688	42.93
8/14/2008	S.A.C. Capital Associates, LLC	-600	42.93
8/14/2008	S.A.C. Capital Associates, LLC	-100	42.935

Date	Company Name	Amount	Price Per Share ($)
8/14/2008	CR Intrinsic Investments, LLC	-443	42.94
8/14/2008	S.A.C. Capital Associates, LLC	-100	42.94
8/14/2008	S.A.C. MultiQuant Fund, LLC	100	42.95
8/14/2008	Sigma Capital Associates, LLC	500	42.95
8/14/2008	CR Intrinsic Investments, LLC	-1157	42.95
8/14/2008	S.A.C. Capital Associates, LLC	-1273	42.95
8/14/2008	S.A.C. MultiQuant Fund, LLC	-900	42.95
8/14/2008	S.A.C. Capital Associates, LLC	-200	42.955
8/14/2008	CR Intrinsic Investments, LLC	-1000	42.96
8/14/2008	S.A.C. Capital Associates, LLC	-300	42.96
8/14/2008	S.A.C. Capital Associates, LLC	-200	42.965
8/14/2008	S.A.C. MultiQuant Fund, LLC	200	42.97
8/14/2008	CR Intrinsic Investments, LLC	-416	42.97
8/14/2008	S.A.C. Capital Associates, LLC	-100	42.97
8/14/2008	Sigma Capital Associates, LLC	100	42.98
8/14/2008	CR Intrinsic Investments, LLC	-700	42.98
8/14/2008	S.A.C. Capital Associates, LLC	-300	42.98
8/14/2008	S.A.C. MultiQuant Fund, LLC	-1030	42.98
8/14/2008	S.A.C. MultiQuant Fund, LLC	-200	42.985
8/14/2008	S.A.C. MultiQuant Fund, LLC	100	42.99
8/14/2008	Sigma Capital Associates, LLC	1071	42.99
8/14/2008	CR Intrinsic Investments, LLC	-2084	42.99
8/14/2008	S.A.C. Capital Associates, LLC	-400	42.99
8/14/2008	S.A.C. MultiQuant Fund, LLC	2500	43
8/14/2008	Sigma Capital Associates, LLC	12029	43
8/14/2008	CR Intrinsic Investments, LLC	-1100	43
8/14/2008	S.A.C. Capital Associates, LLC	-200	43
8/14/2008	S.A.C. MultiQuant Fund, LLC	300	43.01
8/14/2008	CR Intrinsic Investments, LLC	-200	43.01
8/14/2008	S.A.C. Capital Associates, LLC	-300	43.01
8/14/2008	S.A.C. MultiQuant Fund, LLC	100	43.02
8/14/2008	S.A.C. Capital Associates, LLC	-300	43.02
8/14/2008	CR Intrinsic Investments, LLC	-200	43.03
8/14/2008	S.A.C. Capital Associates, LLC	-400	43.03
8/14/2008	S.A.C. MultiQuant Fund, LLC	-200	43.03
8/14/2008	CR Intrinsic Investments, LLC	-200	43.04
8/14/2008	S.A.C. Capital Associates, LLC	-100	43.055
8/14/2008	CR Intrinsic Investments, LLC	-154	43.06
8/14/2008	CR Intrinsic Investments, LLC	-300	43.07
8/14/2008	CR Intrinsic Investments, LLC	-900	43.09
8/14/2008	CR Intrinsic Investments, LLC	-1081	43.1
8/14/2008	S.A.C. MultiQuant Fund, LLC	100	43.11
8/14/2008	CR Intrinsic Investments, LLC	-2100	43.11
8/14/2008	CR Intrinsic Investments, LLC	-3492	43.12
8/14/2008	CR Intrinsic Investments, LLC	-25000	43.1204
8/14/2008	CR Intrinsic Investments, LLC	-1601	43.13
8/14/2008	CR Intrinsic Investments, LLC	-2106	43.14
8/14/2008	S.A.C. MultiQuant Fund, LLC	-70	43.14
8/14/2008	CR Intrinsic Investments, LLC	-17359	43.15
8/14/2008	S.A.C. MultiQuant Fund, LLC	-100	43.15

Date	Company Name	Amount	Price Per Share ($)
8/14/2008	CR Intrinsic Investments, LLC	-400	43.155
8/14/2008	CR Intrinsic Investments, LLC	-100	43.1575
8/14/2008	CR Intrinsic Investments, LLC	-3107	43.16
8/14/2008	CR Intrinsic Investments, LLC	-7841	43.17
8/14/2008	S.A.C. Capital Associates, LLC	-500	43.17
8/14/2008	CR Intrinsic Investments, LLC	-100	43.1702
8/14/2008	CR Intrinsic Investments, LLC	-700	43.1725
8/14/2008	CR Intrinsic Investments, LLC	-500	43.173
8/14/2008	CR Intrinsic Investments, LLC	-2450	43.175
8/14/2008	CR Intrinsic Investments, LLC	-100	43.177
8/14/2008	CR Intrinsic Investments, LLC	-33	43.1775
8/14/2008	CR Intrinsic Investments, LLC	-100	43.179
8/14/2008	CR Intrinsic Investments, LLC	-3626	43.18
8/14/2008	S.A.C. Capital Associates, LLC	-300	43.18
8/14/2008	CR Intrinsic Investments, LLC	-500	43.185
8/14/2008	CR Intrinsic Investments, LLC	-100	43.1875
8/14/2008	Sigma Capital Associates, LLC	700	43.19
8/14/2008	CR Intrinsic Investments, LLC	-2700	43.19
8/14/2008	S.A.C. Capital Associates, LLC	-100	43.19
8/14/2008	Sigma Capital Associates, LLC	700	43.2
8/14/2008	CR Intrinsic Investments, LLC	-3505	43.2
8/14/2008	S.A.C. Capital Associates, LLC	-15514	43.2
8/14/2008	CR Intrinsic Investments, LLC	-100	43.2025
8/14/2008	CR Intrinsic Investments, LLC	-100	43.203
8/14/2008	Sigma Capital Associates, LLC	500	43.205
8/14/2008	CR Intrinsic Investments, LLC	-700	43.205
8/14/2008	S.A.C. Capital Associates, LLC	-600	43.205
8/14/2008	S.A.C. MultiQuant Fund, LLC	100	43.21
8/14/2008	Sigma Capital Associates, LLC	2100	43.21
8/14/2008	CR Intrinsic Investments, LLC	-7000	43.21
8/14/2008	S.A.C. Capital Associates, LLC	-2100	43.21
8/14/2008	Sigma Capital Associates, LLC	200	43.2125
8/14/2008	S.A.C. Capital Associates, LLC	-200	43.2125
8/14/2008	Sigma Capital Associates, LLC	200	43.215
8/14/2008	CR Intrinsic Investments, LLC	-500	43.215
8/14/2008	S.A.C. Capital Associates, LLC	-200	43.215
8/14/2008	Sigma Capital Associates, LLC	1830	43.22
8/14/2008	CR Intrinsic Investments, LLC	-2100	43.22
8/14/2008	S.A.C. Capital Associates, LLC	-2500	43.22
8/14/2008	Sigma Capital Associates, LLC	800	43.225
8/14/2008	CR Intrinsic Investments, LLC	-1600	43.225
8/14/2008	S.A.C. Capital Associates, LLC	-800	43.225
8/14/2008	CR Intrinsic Investments, LLC	-100	43.2275
8/14/2008	CR Intrinsic Investments, LLC	-1000	43.228
8/14/2008	CR Intrinsic Investments, LLC	-200	43.229
8/14/2008	Sigma Capital Associates, LLC	2521	43.23
8/14/2008	CR Intrinsic Investments, LLC	-1995	43.23
8/14/2008	S.A.C. Capital Associates, LLC	-600	43.23
8/14/2008	Sigma Capital Associates, LLC	100	43.235
8/14/2008	CR Intrinsic Investments, LLC	-800	43.235

Date	Company Name	Amount	Price Per Share ($)
8/14/2008	Sigma Capital Associates, LLC	900	43.24
8/14/2008	CR Intrinsic Investments, LLC	-2000	43.24
8/14/2008	S.A.C. Capital Associates, LLC	-100	43.24
8/14/2008	CR Intrinsic Investments, LLC	-200	43.245
8/14/2008	S.A.C. Capital Associates, LLC	-100	43.2475
8/14/2008	Sigma Capital Associates, LLC	3400	43.25
8/14/2008	CR Intrinsic Investments, LLC	-3453	43.25
8/14/2008	S.A.C. Capital Associates, LLC	-2340	43.25
8/14/2008	CR Intrinsic Investments, LLC	-200	43.2501
8/14/2008	Sigma Capital Associates, LLC	300	43.255
8/14/2008	CR Intrinsic Investments, LLC	-900	43.255
8/14/2008	S.A.C. Capital Associates, LLC	-46	43.255
8/14/2008	Sigma Capital Associates, LLC	3049	43.26
8/14/2008	CR Intrinsic Investments, LLC	-3747	43.26
8/14/2008	Sigma Capital Associates, LLC	900	43.265
8/14/2008	CR Intrinsic Investments, LLC	-1600	43.265
8/14/2008	Sigma Capital Associates, LLC	2900	43.27
8/14/2008	CR Intrinsic Investments, LLC	-2500	43.27
8/14/2008	Sigma Capital Associates, LLC	2000	43.28
8/14/2008	CR Intrinsic Investments, LLC	-2100	43.28
8/14/2008	Sigma Capital Associates, LLC	900	43.29
8/14/2008	CR Intrinsic Investments, LLC	-1551	43.29
8/14/2008	Sigma Capital Associates, LLC	100	43.295
8/14/2008	Sigma Capital Associates, LLC	800	43.3
8/14/2008	CR Intrinsic Investments, LLC	-483	43.3
8/14/2008	Sigma Capital Associates, LLC	100	43.31
8/14/2008	CR Intrinsic Investments, LLC	-600	43.31
8/14/2008	S.A.C. MultiQuant Fund, LLC	-100	43.31
8/14/2008	CR Intrinsic Investments, LLC	-708	43.32
8/14/2008	S.A.C. MultiQuant Fund, LLC	-300	43.32
8/14/2008	CR Intrinsic Investments, LLC	-108	43.33
8/14/2008	S.A.C. MultiQuant Fund, LLC	-100	43.33
8/15/2008	CR Intrinsic Investments, LLC	150000	40
8/15/2008	S.A.C. Capital Associates, LLC	-962	43
8/15/2008	S.A.C. Capital Associates, LLC	-669	43.01
8/15/2008	S.A.C. Capital Associates, LLC	-2600	43.02
8/15/2008	S.A.C. Capital Associates, LLC	-1875	43.03
8/15/2008	S.A.C. Capital Associates, LLC	-4425	43.04
8/15/2008	S.A.C. Capital Associates, LLC	-2700	43.05
8/15/2008	S.A.C. Capital Associates, LLC	-1900	43.06
8/15/2008	S.A.C. Capital Associates, LLC	-2900	43.07
8/15/2008	S.A.C. Capital Associates, LLC	-2700	43.08
8/15/2008	S.A.C. Capital Associates, LLC	-200	43.085
8/15/2008	S.A.C. Capital Associates, LLC	-5400	43.09
8/15/2008	S.A.C. Capital Associates, LLC	-3200	43.1
8/15/2008	S.A.C. Capital Associates, LLC	-1260	43.12
8/15/2008	S.A.C. Capital Associates, LLC	-3540	43.13
8/15/2008	S.A.C. Capital Associates, LLC	-1500	43.14
8/15/2008	S.A.C. Capital Associates, LLC	-4000	43.15
8/15/2008	S.A.C. Capital Associates, LLC	-5600	43.16

Date	Company Name	Amount	Price Per Share ($)
8/15/2008	S.A.C. Capital Associates, LLC	-100	43.165
8/15/2008	S.A.C. Capital Associates, LLC	-3100	43.17
8/15/2008	S.A.C. Capital Associates, LLC	-3551	43.18
8/15/2008	S.A.C. Capital Associates, LLC	-7000	43.19
8/15/2008	S.A.C. Capital Associates, LLC	-26673	43.2
8/15/2008	S.A.C. Capital Associates, LLC	-600	43.205
8/15/2008	S.A.C. Capital Associates, LLC	-2100	43.21
8/15/2008	S.A.C. Capital Associates, LLC	-1018	43.22
8/15/2008	S.A.C. Capital Associates, LLC	-3605	43.23
8/15/2008	S.A.C. Capital Associates, LLC	-4074	43.24
8/15/2008	S.A.C. Capital Associates, LLC	-1600	43.25
8/15/2008	S.A.C. Capital Associates, LLC	-1048	43.26
8/15/2008	S.A.C. Capital Associates, LLC	-100	43.27
8/15/2008	S.A.C. Capital Associates, LLC	-200	43.32
8/15/2008	S.A.C. Capital Associates, LLC	-700	43.33
8/15/2008	CR Intrinsic Investments, LLC	-101400	43.3337
8/15/2008	S.A.C. Capital Associates, LLC	-11209	43.35
8/15/2008	S.A.C. Capital Associates, LLC	-200	43.355
8/15/2008	S.A.C. Capital Associates, LLC	-900	43.36
8/15/2008	S.A.C. Capital Associates, LLC	-500	43.365
8/15/2008	S.A.C. Capital Associates, LLC	-927	43.37
8/15/2008	S.A.C. MultiQuant Fund, LLC	200	43.38
8/15/2008	S.A.C. Capital Associates, LLC	-1000	43.38
8/15/2008	S.A.C. Capital Associates, LLC	-764	43.39
8/15/2008	S.A.C. Capital Associates, LLC	-200	43.3975
8/15/2008	S.A.C. MultiQuant Fund, LLC	200	43.4
8/15/2008	S.A.C. Capital Associates, LLC	-4148	43.4
8/15/2008	S.A.C. Capital Associates, LLC	-300	43.405
8/15/2008	S.A.C. MultiQuant Fund, LLC	400	43.41
8/15/2008	S.A.C. Capital Associates, LLC	-700	43.41
8/15/2008	S.A.C. Capital Associates, LLC	-308	43.4175
8/15/2008	S.A.C. MultiQuant Fund, LLC	100	43.42
8/15/2008	S.A.C. Capital Associates, LLC	-16203	43.45
8/15/2008	S.A.C. Capital Associates, LLC	-100	43.455
8/15/2008	S.A.C. Capital Associates, LLC	-100	43.458
8/15/2008	S.A.C. Capital Associates, LLC	-1408	43.46
8/15/2008	S.A.C. Capital Associates, LLC	-100	43.465
8/15/2008	S.A.C. Capital Associates, LLC	-533	43.47
8/15/2008	S.A.C. Capital Associates, LLC	-700	43.49
8/15/2008	S.A.C. Capital Associates, LLC	-600	43.495
8/15/2008	S.A.C. MultiQuant Fund, LLC	400	43.5
8/15/2008	S.A.C. Capital Associates, LLC	-6300	43.5
8/15/2008	S.A.C. Capital Associates, LLC	-500	43.5075
8/15/2008	S.A.C. MultiQuant Fund, LLC	100	43.51
8/15/2008	S.A.C. Capital Associates, LLC	-1000	43.51
8/15/2008	S.A.C. Capital Associates, LLC	-200	43.54
8/15/2008	S.A.C. Capital Associates, LLC	-200	43.5575
8/15/2008	S.A.C. MultiQuant Fund, LLC	100	43.56
8/15/2008	CR Intrinsic Investments, LLC	-12443	43.6
8/15/2008	CR Intrinsic Investments, LLC	-200	43.61

Date	Company Name	Amount	Price Per Share ($)
8/15/2008	CR Intrinsic Investments, LLC	-2500	43.62
8/15/2008	S.A.C. MultiQuant Fund, LLC	-200	43.62
8/15/2008	CR Intrinsic Investments, LLC	-200	43.6201
8/15/2008	CR Intrinsic Investments, LLC	-100	43.625
8/15/2008	S.A.C. MultiQuant Fund, LLC	-800	43.63
8/15/2008	CR Intrinsic Investments, LLC	-830	43.64
8/15/2008	CR Intrinsic Investments, LLC	-400	43.65
8/15/2008	S.A.C. MultiQuant Fund, LLC	-600	43.65
8/15/2008	CR Intrinsic Investments, LLC	-200	43.665
8/15/2008	S.A.C. MultiQuant Fund, LLC	100	43.68
8/15/2008	CR Intrinsic Investments, LLC	-1200	43.68
8/15/2008	CR Intrinsic Investments, LLC	-14100	43.685
8/15/2008	CR Intrinsic Investments, LLC	-4300	43.69
8/15/2008	CR Intrinsic Investments, LLC	-1400	43.695
8/15/2008	CR Intrinsic Investments, LLC	-100	43.696
8/15/2008	S.A.C. MultiQuant Fund, LLC	-100	43.7
8/15/2008	S.A.C. MultiQuant Fund, LLC	-100	43.71
8/15/2008	S.A.C. MultiQuant Fund, LLC	-200	43.73
8/15/2008	Sigma Capital Associates, LLC	-50000	43.95
8/18/2008	Sigma Capital Associates, LLC	-400	42.31
8/18/2008	Sigma Capital Associates, LLC	-400	42.32
8/18/2008	Sigma Capital Associates, LLC	-600	42.33
8/18/2008	Sigma Capital Associates, LLC	-800	42.34
8/18/2008	Sigma Capital Associates, LLC	-3200	42.3406
8/18/2008	Sigma Capital Associates, LLC	-1100	42.35
8/18/2008	Sigma Capital Associates, LLC	-900	42.36
8/18/2008	Sigma Capital Associates, LLC	-696	42.3657
8/18/2008	Sigma Capital Associates, LLC	-200	42.38
8/18/2008	Sigma Capital Associates, LLC	-3781	42.39
8/18/2008	Sigma Capital Associates, LLC	-100	42.3925
8/18/2008	Sigma Capital Associates, LLC	-400	42.395
8/18/2008	Sigma Capital Associates, LLC	-2600	42.4
8/18/2008	Sigma Capital Associates, LLC	-2491	42.41
8/18/2008	Sigma Capital Associates, LLC	-2828	42.42
8/18/2008	Sigma Capital Associates, LLC	-6600	42.43
8/18/2008	Sigma Capital Associates, LLC	-1300	42.44
8/18/2008	Sigma Capital Associates, LLC	-3384	42.45
8/18/2008	Sigma Capital Associates, LLC	-1701	42.46
8/18/2008	Sigma Capital Associates, LLC	-1389	42.47
8/18/2008	Sigma Capital Associates, LLC	-1610	42.48
8/18/2008	Sigma Capital Associates, LLC	-3000	42.49
8/18/2008	Sigma Capital Associates, LLC	-2916	42.5
8/18/2008	Sigma Capital Associates, LLC	-5304	42.5021
8/18/2008	Sigma Capital Associates, LLC	-400	42.51
8/18/2008	Sigma Capital Associates, LLC	-750	42.52
8/18/2008	S.A.C. MultiQuant Fund, LLC	100	42.53
8/18/2008	Sigma Capital Associates, LLC	-250	42.53
8/18/2008	S.A.C. MultiQuant Fund, LLC	500	42.54
8/18/2008	Sigma Capital Associates, LLC	-600	42.54
8/18/2008	Sigma Capital Associates, LLC	-100	42.55

Date	Company Name	Amount	Price Per Share ($)
8/18/2008	S.A.C. MultiQuant Fund, LLC	200	42.56
8/18/2008	Sigma Capital Associates, LLC	-200	42.56
8/18/2008	S.A.C. MultiQuant Fund, LLC	400	42.57
8/18/2008	S.A.C. MultiQuant Fund, LLC	200	42.58
8/18/2008	S.A.C. MultiQuant Fund, LLC	100	42.59
8/18/2008	S.A.C. MultiQuant Fund, LLC	200	42.6
8/18/2008	S.A.C. MultiQuant Fund, LLC	100	42.61
8/18/2008	S.A.C. MultiQuant Fund, LLC	300	42.62
8/18/2008	S.A.C. MultiQuant Fund, LLC	500	42.63
8/18/2008	S.A.C. MultiQuant Fund, LLC	1500	42.65
8/18/2008	S.A.C. MultiQuant Fund, LLC	300	42.66
8/18/2008	S.A.C. MultiQuant Fund, LLC	100	42.67
8/18/2008	S.A.C. MultiQuant Fund, LLC	500	42.71
8/18/2008	S.A.C. MultiQuant Fund, LLC	-100	42.8
8/18/2008	S.A.C. MultiQuant Fund, LLC	-1000	42.81
8/18/2008	S.A.C. MultiQuant Fund, LLC	-4000	42.82
8/18/2008	S.A.C. MultiQuant Fund, LLC	-100	42.86
8/18/2008	S.A.C. MultiQuant Fund, LLC	-100	42.88
8/18/2008	S.A.C. MultiQuant Fund, LLC	-200	42.9
8/18/2008	S.A.C. MultiQuant Fund, LLC	100	42.91
8/18/2008	S.A.C. MultiQuant Fund, LLC	-100	42.91
8/18/2008	S.A.C. MultiQuant Fund, LLC	-100	42.92
8/18/2008	S.A.C. MultiQuant Fund, LLC	-300	42.93
8/18/2008	S.A.C. MultiQuant Fund, LLC	-400	42.94
8/18/2008	S.A.C. MultiQuant Fund, LLC	-200	42.95
8/18/2008	S.A.C. MultiQuant Fund, LLC	-300	42.96
8/18/2008	S.A.C. MultiQuant Fund, LLC	100	42.97
8/18/2008	S.A.C. MultiQuant Fund, LLC	-100	42.97
8/18/2008	S.A.C. MultiQuant Fund, LLC	-200	43
8/18/2008	S.A.C. MultiQuant Fund, LLC	-200	43.01
8/18/2008	S.A.C. MultiQuant Fund, LLC	-200	43.03
8/18/2008	S.A.C. MultiQuant Fund, LLC	-100	43.04
8/18/2008	S.A.C. MultiQuant Fund, LLC	-100	43.049
8/18/2008	S.A.C. MultiQuant Fund, LLC	-300	43.05
8/18/2008	S.A.C. MultiQuant Fund, LLC	-200	43.07
8/18/2008	S.A.C. MultiQuant Fund, LLC	-100	43.09
8/18/2008	S.A.C. MultiQuant Fund, LLC	-1000	43.095
8/18/2008	S.A.C. MultiQuant Fund, LLC	-100	43.1
8/18/2008	S.A.C. MultiQuant Fund, LLC	-100	43.11
8/18/2008	S.A.C. MultiQuant Fund, LLC	-100	43.12
8/18/2008	S.A.C. MultiQuant Fund, LLC	-100	43.14
8/18/2008	S.A.C. MultiQuant Fund, LLC	-100	43.17
8/18/2008	S.A.C. MultiQuant Fund, LLC	-200	43.26
8/18/2008	S.A.C. MultiQuant Fund, LLC	-200	43.275
8/19/2008	S.A.C. MultiQuant Fund, LLC	-100	43.21
8/19/2008	S.A.C. MultiQuant Fund, LLC	-100	43.24